FOR IMMEDIATE RELEASE: CONTACT: Mark C. Krebs Director of Investor Relations Tel: 410-772-5160 Toll-Free: 866-438-1088 Investors@FieldstoneInvestment.com	Exhibit 99.1 FIELDSTONE INVESTMENT CORPORATION 11000 Broken Land Parkway Columbia, Maryland 21044 www.FieldstoneInvestment.com

Fieldstone Investment Corporation
Closes $358 Million Asset-Backed Securitization

COLUMBIA, MARYLAND, April 12, 2007 - Fieldstone Investment Corporation (Nasdaq: FICC) announced today the securitization by its affiliate, Fieldstone Mortgage Investment Corporation (FMIC), and the related offering of approximately $358 million of notes by Fieldstone Mortgage Investment Trust, Series 2007-1. The assets of the trust include two groups of conventional, adjustable rate and fixed-rate mortgage loans secured by first and second liens on residential properties that were originated by Fieldstone Mortgage Company, Fieldstone Investment Corporation's mortgage origination subsidiary.

Lead underwriter for the transaction is Credit Suisse Securities (USA) LLC, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., and J.P. Morgan Securities, Inc. as co-underwriters.

The securitization involved the issuance of four classes of senior notes and ten classes of subordinated notes offered pursuant to the prospectus supplement and accompanying prospectus. Below is a summary of the notes:

	CLASS		RATING
	PRINCIPAL	EXPECTED
CLASS	AMOUNT	INTEREST RATE	MOODY'S	S&P

1-A	$124,711,000	1 MO LIBOR + 0.2575%	Aaa	AAA
2-A1	$92,056,000	1 MO LIBOR + 0.110%	Aaa	AAA
2-A2	$50,000,000	1 MO LIBOR + 0.270%	Aaa	AAA
2-A3	$20,763,000	1 MO LIBOR + 0.340%	Aaa	AAA
M1	$13,434,000	1 MO LIBOR + 0.390%	Aa1	AA+
M2	$12,128,000	1 MO LIBOR + 0.450%	Aa2	AA
M3	$7,650,000	1 MO LIBOR + 0.550%	Aa3	AA
M4	$6,717,000	1 MO LIBOR + 0.900%	A1	A+
M5	$6,158,000	1 MO LIBOR + 1.000%	A2	A+
M6	$5,597,000	1 MO LIBOR + 1.500%	A3	A
M7	$5,785,000	1 MO LIBOR + 2.250%	Baa1	A-
M8	$5,224,000	1 MO LIBOR + 2.250%	Baa2	BBB+
M9	$3,918,000	1 MO LIBOR + 2.250%	Baa3	BBB-
M10	$4,105,000	7.00% Fixed	Not Rated	BBB-

TOTAL	$358,246,000

The securitization is structured as an on-balance sheet financing. All of the notes represent obligations of Fieldstone Mortgage Investment Trust, Series 2007-1, a Delaware statutory trust. Fieldstone will use substantially all of the net proceeds from the securitization to relieve outstanding financing obligations secured by the mortgage loans.

Copies of the prospectus supplement and accompanying prospectus relating to the notes may be obtained from FMIC by contacting 866-365-FMIC (3642).

About Fieldstone Investment Corporation

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

About Fieldstone Mortgage Investment Corporation

Fieldstone Mortgage Investment Corporation (FMIC) is a Maryland corporation and a wholly-owned, limited-purpose financing subsidiary of Fieldstone Investment Corporation. FMIC was formed solely for the purposes of facilitating the financing and sale of mortgage loans and mortgage-related assets.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone's ability to control or predict, including but not limited to (i) Fieldstone's ability to implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) compliance with the covenants in Fieldstone's credit and repurchase facilities and continued availability of credit facilities for the liquidity it needs to support its origination of mortgage loans; (v) the ability to sell or securitize mortgage loans on favorable economic terms; (vi) deterioration in the credit quality of Fieldstone's loan portfolio; (vii) the nature and amount of competition; (viii) deterioration in the performance of Fieldstone's loans sold and the related repurchase activity; (ix) the impact of changes to the fair value of Fieldstone's interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (x) other risks and uncertainties outlined in Fieldstone Investment Corporation's periodic reports filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.